EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2025, with respect to the financial statements included in the Annual Report of Alpha Teknova, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Alpha Teknova, Inc. on Forms S-8 (File No. 333-278287; 333-257523; 333-262375; and 333-269460); Form S-3 (File No. 333-265987) and Forms S-1 (File No. 333-281765; and 333-275168).

/s/ Grant Thornton LLP

San Jose, California

March 7, 2025